EXTEL ENTERPRISES INC.
                          AUDITED FINANCIAL STATEMENTS
                        FOR THE YEARS ENDED 2003 AND 2002




































The accompanying auditors report and notes are an integral part of these statements.

                             EXTEL ENTERPRISES, INC.

                          INDEX TO FINANCIAL STATEMENTS



------------------------------------------------------------------------------
                                                                         Page
------------------------------------------------------------------------------
Report of Independent Registered Public Accounting Firm                  F-3
------------------------------------------------------------------------------
Balance Sheets - December 31, 2003 and 2002                              F-4
------------------------------------------------------------------------------
Statements of Operations For the Years
Ended December 31, 2003 and 2002                                         F-5
------------------------------------------------------------------------------
Statements of Changes in Stockholders' Equity
(Deficit) - For the Years ended December 31, 2003 and 2002               F-6
------------------------------------------------------------------------------
Statements of Cash Flows For the Years
Ended December 31, 2003 and 2002                                         F-7
------------------------------------------------------------------------------
Notes to Financial Statements                                            F-8
------------------------------------------------------------------------------

                                 AJ. ROBBINS, PC
                              216 SIXTEENTH STREET
                                    SUITE 600
                             DENVER, COLORADO 80206

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Extel Enterprises, Inc.
Fort Worth, Texas

We have audited the accompanying balance sheets of Extel Enterprises, Inc. as of December 31, 2003 and 2002, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Extel Enterprises, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has experienced recurring losses from operations, negative cash flows from operations and has both a working capital and a stockholders' deficit at December 31, 2003, that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might results from the outcome of this uncertainty.

                                 AJ. ROBBINS, PC
                          CERTIFIED PUBLIC ACCOUNTANTS

DENVER, COLORADO
May 26, 2005

                             EXTEL ENTERPRISES, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

                                     ASSETS

                                                                                  2003           2002
CURRENT ASSETS
    Cash                                                                      $    78,242    $    23,649
    Trade receivables, net                                                        336,672        208,635
    Due from related parties                                                       26,243          3,000
                                                                              -----------    -----------
         Total Current Assets                                                     441,157        235,284
    Property and equipment, net of accumulated depreciation
         of $16,812 and $5,836                                                     57,853         38,709
    Deposits                                                                        3,202          3,202
                                                                              -----------    -----------

         TOTAL ASSETS                                                         $   502,212    $   277,195
                                                                              ===========    ===========

                             LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

CURRENT LIABILITIES
    Bank note payable                                                         $    45,000    $    35,000
    Accounts payable                                                            1,460,149        539,633
    Accrued expenses and other current liabilities                                212,148         56,728
    Due to related parties                                                              0         32,666
    Deferred revenue                                                              292,584        180,114
                                                                              -----------    -----------

         Total Current Liabilities                                              2,009,881        844,141
                                                                              -----------    -----------

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
    Common stock; par value $1.00; authorized 1,000,000;
         issued and outstanding 1,000                                               1,000          1,000
    Additional paid-in capital                                                      1,000          1,000
    Accumulated (deficit)                                                      (1,509,669)      (568,946)
                                                                              -----------    -----------

         Total Stockholders' Equity (Deficit)                                  (1,507,669)      (566,946)
                                                                              -----------    -----------

                     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)     $   502,212    $   277,195
                                                                              ===========    ===========

        The accompanying notes are an integral part of these statements.

                             EXTEL ENTERPRISES, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                              2003            2002
REVENUES
    Revenues                                              $  6,402,372    $  1,429,631
    Cost of goods sold                                      (5,559,097)     (1,474,018)
                                                          ------------    ------------
          Gross profit (loss)                                  843,275         (44,387)
                                                          ------------    ------------
OPERATING EXPENSES
    Depreciation and amortization                               10,976           4,909
    Sales, general and administrative                        1,772,115         533,063
                                                          ------------    ------------
          Total operating expenses                           1,783,091         537,972
                                                          ------------    ------------

(LOSS) FROM OPERATIONS                                        (939,816)       (582,359)

OTHER INCOME (EXPENSE)
     Interest income                                               868             509
     Interest (expense)                                         (1,775)         (4,915)
                                                          ------------    ------------
          Total other (expense)                                   (907)         (4,406)
                                                          ------------    ------------

    Net income (loss) before (benefit) for income taxes       (940,723)       (586,765)
    (Benefit) for income tax                                         0          (1,979)

NET (LOSS)                                                $   (940,723)   $   (584,786)
                                                          ============    ============
NET (LOSS) PER SHARE - BASIC AND DILUTED                  $       (941)   $       (585)

Weighted average number of shares outstanding
    - basic and diluted                                          1,000           1,000

                             EXTEL ENTERPRISES, INC.
       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                 Additional
                                Common            Common           Paid-In       Stockholders'
                                Shares            Stock            Capital      Equity (Deficit)       Total

Balance December 31, 2001            1,000    $        1,000    $        1,000   $       15,840    $       17,840

Net (Loss)                                                                             (584,786)         (584,786)
                            --------------    --------------    --------------   --------------    --------------

Balance December 31, 2002            1,000             1,000             1,000         (568,946)         (566,946)

Net (Loss)                                                                             (940,723)         (940,723)
                            --------------    --------------    --------------   --------------    --------------

Balance December 31, 2003            1,000    $        1,000    $        1,000   $   (1,509,669)   $   (1,507,669)
                            ==============    ==============    ==============   ==============    ==============

                             EXTEL ENTERPRISES, INC.
                            STATEMENTS OF CASH FLOWS
                            YEARS ENDED 2003 AND 2002

                                                                         2003            2002
                                                                     ------------    ------------
CASH FLOWS FROM (TO) OPERATING ACTIVITIES
   Net (loss)                                                        $   (940,723)   $   (584,786)
   Adjustments to reconcile net (loss) to net cash
       used in operating activities:
       Depreciation and amortization                                       10,976           4,909
   Changes in Operating Assets and Liabilities:
       Trade receivables                                                 (128,037)       (208,635)
       Accounts payable                                                   920,516         535,320
       Accrued expenses and other liabilities                             155,420          56,728
       Deferred revenue                                                   112,470         180,114
       Other assets and liabilities                                             0            (195)
                                                                     ------------    ------------
           Net cash provided by (used in) operating activities            130,622         (16,545)
                                                                     ------------    ------------
CASH FLOWS FROM (TO) INVESTING ACTIVITIES
   Expenditures for property and equipment                                (30,120)        (33,126)
                                                                     ------------    ------------
       Net cash (used in) investing activities                            (30,120)        (33,126)
                                                                     ------------    ------------
CASH FLOWS FROM (TO) FINANCING ACTIVITIES
   Proceeds from notes payable                                             45,000          35,000
   Payments on notes payable                                              (35,000)              0
   Advances from stockholders                                                   0          52,666
   Payments to stockholders                                               (55,909)        (20,000)
                                                                     ------------    ------------
       Net cash provided by (used in) financing activities                (45,909)         67,666
                                                                     ------------    ------------
       Net increase in cash                                                54,593          17,995
   Cash and cash equivalents, beginning of period                          23,649           5,654
                                                                     ------------    ------------
   Cash and cash equivalents, end of period                          $     78,242    $     23,649
                                                                     ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid for interest                                            $      1,775    $      4,915
                                                                     ------------    ------------

         The accompanying notes are an integral part of these statements

                             EXTEL ENTERPRISES, INC.
                         NOTES TO FINANCINAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


1. BUSINESS AND BACKGROUND

Extel Enterprises, Inc. (the "Company"), was incorporated in the State of Texas on May 20, 2001. The Company operated as a provider of telecommunications services including local, long distance and enhanced telephone (voice) services to residential customers. During 2003 and 2002, the Company continued to implement and expand its business plan beyond the Dallas/Fort Worth area and began offering telephone service across the entire state of Texas. The current business plan involves obtaining, through internal growth, as many customers as possible by offering various combinations of telecommunications services. In 2004, the Company's assets were sold to Cardinal Communications, Inc. (formerly USURF America, Inc.), however the business plan has continued. The growth strategy includes acquisitions of telecommunications-related businesses and/or properties which would provide an immediate or potential customer base for our services across multiple states.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specific estimates include lives of assets, collectability of receivables and notes, and valuation of allowance on net operating loss carryforward. Actual results could differ from those estimates.

Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents.

Receivables and Credit Policies
Accounts receivable consist of uncollateralized customer obligations due under normal trade terms requiring payment within 10 days of the invoice date. In most cases, trade receivables are applied to a specific identified invoice. Management reviews trade receivables periodically and reduces the carrying amount by a valuation allowance that reflects management's best estimate of the amount that may not be collectible. A valuation allowance of $84,160 and $52,159 was recorded at December 31, 2003 and 2002, respectively.

Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation. Depreciation expense is provided for on the straight-line method over the estimated useful lives of the assets, generally three to five years. Depreciation expense was $10,976 and $4,909 for the years ended December 31, 2003 and 2002, respectively. Maintenance and repairs are charged to expense as incurred and expenditures for major improvements are capitalized. When assets are retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is credited or charged to operations.

Revenue Recognition
The Company charges its telephone customers monthly service fees and recognizes the revenue in the month the services are provided. The Company bills monthly for voice (telephone) services in advance and bills for long distance services in arrears. Payment is due by the 10th day after the service begins or the customer is subject to a suspension of service. When a new customer's service commences, the customer receives 15 days of service before their first bill is due. To the extent that revenue is received, but not earned, the Company records these amounts as deferred revenue.

                             EXTEL ENTERPRISES, INC.
                         NOTES TO FINANCINAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

Costs of Goods Sold
Costs of Goods Sold primarily consist of telecommunications expenses inherent in the network infrastructure.

Advertising Expenses
The Company expenses advertising costs as incurred. During the years ended December 31, 2003 and 2002 the Company did not have significant advertising costs.

Income Taxes
Deferred income taxes are recorded to reflect the tax consequences in future years of temporary differences between the tax basis of the assets and liabilities and their financial statement amounts at the end of each reporting period. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the current period and the change during the period in deferred tax assets and liabilities. The deferred tax assets and liabilities have been netted to reflect the tax impact of temporary differences. At December 31, 2003, a full valuation allowance has been established for the deferred tax asset as management believes that it is more likely than not that a tax benefit will not be realized.

Earnings per Share ("EPS")
The Company computes earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). The Statement requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding. The computation of diluted loss per share is similar to the basic loss per share computation except the denominator is increased to include the number of additional shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, the numerator is adjusted for any changes in income or loss that would result from the assumed conversions of those potential shares. The Company has no derivative securities and therefore basic and diluted EPS are the same.

Financial Instruments and Concentration of Credit Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Concentrations
The Company relies, in part, on local telephone companies and other companies to provide certain telecommunications services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

Fair Values of Financial Instruments
The carrying amounts of financial instruments including cash, trade receivables, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturities of these instruments.

Recently Issued Accounting Pronouncements In December 2004 the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based

                             EXTEL ENTERPRISES, INC.
                         NOTES TO FINANCINAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and believes that it could have an impact to the Company's overall results of operations depending on the number of stock options granted in a given year.

In December 2004 the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, to be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No.153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS No.153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No.153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The adoption of this standard did not have a material impact on the Company's financial statements.

In April 2003 FASB issued SFAS No. 149, "Accounting for Derivative Instruments and Hedging Activities," which is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting and reporting for derivative instruments including certain instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The adoption of this standard did not have a material impact on the Company's financial statements.

3. GOING CONCERN

These financial statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The appropriateness of using the going concern basis is dependent upon obtaining additional financing or equity capital and, ultimately, to achieve profitable operations. The uncertainty about these conditions raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management plans to raise capital by obtaining debt and equity financings.

                             EXTEL ENTERPRISES, INC.
                         NOTES TO FINANCINAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

Management intends to use the proceeds from any financings to acquire and develop markets to implement its business plan and sell its telecommunications services and telecommunications-related equipment. The Company believes that these actions will enable it to carry out its business plan and ultimately to achieve profitable operations.

The Company has experienced recurring losses and has negative working capital and, as a result, there exists substantial doubt about its ability to continue as a going concern. For the years 2003 and 2002, the Company incurred a net loss of $ 940,723 and $ 584,786 respectively. As of December 31, 2003, Extel had an accumulated deficit of $ 1,509,669 . The Company is actively seeking customers for our services. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. These factors raise substantial doubt about its ability to continue as a going concern.

The current business plan involves obtaining, through internal growth, as many customers as possible by offering various combinations of telecommunications services. In 2004, the Company's assets were sold to Cardinal Communications, Inc. (formerly USURF America, Inc.), however the business plan has continued.

4. PROPERTY AND EQUIPMENT

Classifications of property and equipment and accumulated depreciation were as follows at December 31, 2003 and 2002:


Property & Equipment              2003        2002

Furniture & fixtures            $ 11,628    $ 11,628
Office equipment                  61,675      31,555
Leasehold improvements             1,362       1,362
                                --------    --------
Total property and equipment      74,665      44,545

Less accumulated depreciation    (16,812)     (5,836)
                                --------    --------
Property & Equipment - net      $ 57,853    $ 38,709
                                ========    ========

5. NOTE PAYABLE
On September 5, 2002, the Company entered into a financing agreement with the Bank of America for a credit line in the amount of $50,000. The line of credit is for a period of three years. After the three-year period the balance will be converted into a term loan and any remaining balance will be amortized in equal monthly installments of principal and interest over the remaining life of the agreement which expires on September 5, 2009. The initial interest rate on the loan was 8.0% and may be adjusted over the term of the loan with a maximum of 3.25% over the Prime Rate. The line of credit is guaranteed by the three stockholders and officers of the Company. $5,000 remained unused against this line of credit at December 31, 2003. This note was paid in 2004.

6. RELATED PARTY TRANSACTIONS
At December 31, 2003, the Company had non-interest bearing loans due from shareholders and Connect Paging, Inc. (CPI) of $26,243 and $3,000 respectively . CPI has ownership in common with the Company. As of December 31, 2002 the Company had non-interest bearing loans payable to shareholders of $32,666. In 2003, the loan to shareholders was paid.

7. INCOME TAXES

The significant components of deferred tax assets and liabilities were as follows at December 31, 2003 and 2002:

                             EXTEL ENTERPRISES, INC.
                         NOTES TO FINANCINAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                            2003                   2002

Realized Income taxes (benefits) current                                     $0                    $1,979

Deferred tax (assets) based on a federal statutory rate of 34%           (319,021)               (192,363)
Less - valuation allowance                                                319,021                 192,363
                                                                             $0                      $0
                                                                             ==                      ==


The Company has net operating loss carry forwards of approximately $1,500,000. These losses may be available to offset future income for income tax reporting purposes and will begin to expire in 2017. As a result of the merger with Cardinal, these losses may be limited.


8. COMMITMENTS AND CONTINGENCIES

A. Litigation
The Company is currently involved in a case, Basicphone, Inc: Diamond Telco, Inc. d/b/a Diamond Telco-your Home Telephone Store; Extel Enterprises, Inc.; and Communication Group, Inc. (collectively CLEC) v. Southwestern Bell Telephone, L.P. (SBC) Docket No. 26581 before the Public Utility Commission of Texas. Each of the petitioners in this case have generic interconnection agreements with SBC known in the industry as the T2A. The agreement does not notify the amount that the CLEC will be charged for electronically connecting resale customers to the network, nor the amount the CLEC will be charged for electronically suspending or restoring resale customers.

SBC has been taking the position that it may charge the retail tariff rate for manual new service orders, less a wholesale discount, for the electronic new service orders (approximately $14.96) and the full retail rate for the electronic suspend/ restore orders ($25.00). In contrast, the petitioners claim that these functions must be offered at the UNE TELRIC rate of no more than $2.58.



The Company has recorded in its liabilities the full amount owed to SBC which includes approximately $850,000 in disputed fees which is the difference between the Company's calculation and the prices alleged by SBC.

B. Leases
The Company leases office space in Fort Worth, Texas under a lease dated December 1, 2002 through November 30, 2004. The Company has an option to renew the lease for three additional one-year periods through November 30, 2007. In addition, the Company leases retail space in Fort Worth, Texas under a lease dated July 1, 2001 through July 1, 2004. The rent expense for 2003 was $39,723 and for 2002 was $29,011. The future minimum lease payments are $28,368 in 2004.

9. SUBSEQUENT EVENTS

In April 2004, the Company sold its assets to Connect Paging, Inc. a commonly owned company. Connect Paging, Inc. was simultaneously sold to Cardinal Communications, Inc.